August 26, 2025 — To My Fellow Shareholders: I want to share an important update that underscores my conviction in Sprout Social’s long-term opportunity. Over the past week, I terminated my prior 10b5-1 stock trading plan, which had programmatically sold a portion of my shares. In its place, I have established a new trading plan that provides for future purchases of Sprout shares, once applicable SEC requirements and waiting periods have been satisfied. I am not alone in this belief; our Chief Executive Officer and fellow board member, Ryan Barretto, has also recently terminated his prior trading plan, which had provided for programmatic sales. Ryan is in the process of adopting a new trading plan that provides for future purchases of Sprout shares, subject to satisfaction of the same SEC requirements. Additionally, co-founder and Executive Chairman, Justyn Howard shares this sentiment and intends to explore similar options. Since our IPO, I have effected limited share sales as part of a long-term diversification strategy, structured around limit prices I believed to be fair and paced in line with our growth potential. Today, that same judgment now leads me to seek to increase my ownership. I believe the market is undervaluing and in some respects not fully appreciating Sprout’s position and potential. Specifically: 1. Sprout’s significant long-term opportunity in a market redefining how businesses interact with and understand their customers. 2. Our durable competitive moat built on 15 years of R&D and a differentiated approach to social data. 3. The leverage these strengths provide as we execute through the AI paradigm shift.

As a co-founder, current Board member, and former Chief Technology Officer, I’ve watched Sprout evolve from a tactical publishing tool into the operating system for social intelligence relied upon by leading brands. From the start, we have aimed not simply to build useful software, but to define a category, enabling businesses not just to join social conversations, but to harness that vast dataset to better understand customers, markets, and the future. The Sprout team continues to advance the most powerful platform for capturing that value and extending social intelligence across the enterprise, particularly through AI. I am proud and grateful to be in a personal position to express my confidence in this mission by laying the groundwork to increase my ownership during this period of market dislocation. Sincerely, Aaron Rankin Co-Founder, Board Member, and Former CTO Sprout Social, Inc.